Exhibit 23.2

Consent of UHY LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-162609) and on Form S-8 (Nos. 333-75800, 333-70344, 333-44032, 333-83187, 33-94234, 333-89798, 333-131773, 333-126129, 333-151113, 333-161231 and 333-167324) of TranSwitch Corporation of our report dated March 16, 2010, relating to the consolidated balance sheet of TranSwitch Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2009, and the related financial statement schedule for each of the two years in the period ended December 31, 2009, which report appears in the December 31, 2010 annual report on Form 10-K of TranSwitch Corporation and subsidiaries.

/s/ UHY LLP

Houston, Texas
March 15, 2011